Exhibit 10.5

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of                         , 2009 (the “Effective Date”), between NATIONAL BEEF PACKING COMPANY, LLC, a Delaware limited liability company (“NBP LLC”), and NATIONAL BEEF, INC., a Delaware corporation (“NBI “).

RECITALS

A.            As contemplated by the terms of the Amended and Restated Limited Liability Company Agreement of NBP LLC dated as of                         , 2009 (the “LLC Agreement”), the members of NBP LLC have appointed NBI as sole manager (the “Manager”) of NBP LLC and approved this Management Services Agreement.

B.            To facilitate the operation of the business of NBP LLC, NBP LLC and NBI desire for NBI to provide certain management services to NBP LLC supplemental to NBI’s role under the LLC Agreement and memorialize certain responsibilities of NBI in managing NBP LLC on the terms and subject to the conditions specified in this Agreement.

C.            To facilitate NBI’s provision of management services, NBP LLC and NBI desire for NBP LLC to provide certain administrative services, facilities and other resources to NBI on the terms and subject to the conditions specified in this Agreement.

AGREEMENT

In consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NBP LLC and NBI agree as follows:

1.                                       Definitions.

The following terms shall have the indicated meaning:

“Affiliate” means with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  As used in this definition, the word “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Employee Costs” means, with respect to any month, the aggregate amount of Attributable Employee Costs.

“Agreement” is defined in the introductory paragraph.

“Attributable Employee Costs” means, with respect to each Service Employee, the monthly Employee Costs attributed to such Service Employee.

“Board” is defined in Section 2.1.

“Effective Date” is defined in the introductory paragraph.

“Employee Costs” means the direct out-of-pocket costs or reasonable allocated costs of NBI (i) for gross wages, salaries, bonuses, incentive compensation, equity compensation and payroll taxes of the Service Employees, plus (ii) for workers’ compensation insurance incurred by NBI with respect to the Service Employees, plus (iii) for employee benefit plans attributable to any Service Employees, including pension, savings, medical, dental, vision, disability and life insurance, plus (iv) for other benefits directly attributable to the Service Employees, including fringe benefits, or other similar incentive programs, executive programs, severance pay, employee assistance programs, cafeteria plan benefits, dependent care and health care flexible spending accounts, sick leave, legal assistance, and educational assistance, plus (v) related to the employee benefit plans or programs, including incremental costs of charges or premiums, employee participation, actuarial reports, accounting, or legal fees.

“Health and Welfare Plans” is defined in Section 4.3(d).

“Law” or “Laws” means all applicable federal, state, tribal and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, restrictions and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“LLC Agreement” is defined in the Recitals.

“Loss” is defined in Section 5.1.

“Management Services” means all services performed by Service Employees, whether the provision of such services by NBI is required or contemplated by the LLC Agreement or is supplemental to the services to be provided by NBI to NBP LLC under the LLC Agreement, relating to the management and operation of the business of NBP LLC, including executive oversight, sales, marketing, advertisement production, recruiting, training, distribution, finance, accounting support and reporting, legal support and other services and activities as are customarily performed by persons holding the positions set forth on Exhibit B hereto.

“NBI” is defined in the introductory paragraph.

“NBI Indemnified Parties” is defined in Section 5.2.

“NBP LLC” is defined in the introductory paragraph.

“NBP LLC Indemnified Parties” is defined in Section 5.3.

“Person” means an individual, corporation, joint venture, partnership, limited partnership, limited liability company, trust, estate, business trust, association, governmental authority or any other entity.

“Reimbursable Costs” shall mean all of the reasonable out-of-pocket costs and expenses directly incurred by NBI in connection with the providing of the Management Services, including the following:

(a)           all supplies and equipment purchased on behalf of NBP LLC or its customers in order to provide the Management Services;

(b)           reasonable meals, travel, hotel accommodations, and entertainment expenses incurred in connection with the performance of the Management Services;

(c)           legal, accounting, health and safety, environmental, and other third party advisors and consultants incurred in connection with the performance of the Management Services;

(d)           directors’ and officers’ insurance policies, employee practices liability insurance policies and any indemnification of directors or officers of NBI; and

(e)           bank accounts maintained by NBI on behalf of NBP LLC.

“Service Employees” means those employees of NBI who devote all or a portion of their working time to the performance of the Management Services.  Service Employees include and will include any former Service Employee to whom NBI has ongoing obligations.

“Services Fee” is defined in Section 3.1.

“Supporting Documentation” is defined in Section 2.6(a).

2.                                       Performance of Management Services.

2.1           Initial Transfer of Employees.  Upon the Effective Date, NBP LLC shall transfer to NBI all employees identified in Exhibit A and related agreements of such employees, and NBI shall adopt, honor, and continue all obligations and commitments related to such employees, specifically including, without limitation, salary and benefit agreements.

2.2           Management Services.  From and after the Effective Date, NBI agrees to provide the Management Services on the terms and conditions set forth in this Agreement and in compliance with the policies and programs established by the Board of Directors of NBI (the “Board”).

2.3           Subcontractors.  NBI may subcontract with third parties, including Affiliates of NBI, to assist in the performance of the Management Services; provided, however, that NBI shall not be relieved of any obligation under this Agreement or the LLC Agreement as a result of any subcontract entered into pursuant to this Section 2.3; and further provided, that NBI, at all times, will manage, supervise and monitor such parties.

2.4           Compliance with Laws.  NBI shall perform the Management Services in compliance with all applicable Laws.

2.5           Supporting Documentation.

(a)           NBI shall keep reasonable supporting documentation of all the Services Fees and Reimbursable Costs (the “Supporting Documentation”).  NBI shall maintain and retain the Supporting Documentation in a manner consistent with NBI’s record retention policies.

(b)           NBP LLC, upon reasonable notice to NBI, shall have the right to inspect and audit, during normal business hours and using reasonable commercial efforts not to disrupt the normal business operations of NBI, the Supporting Documentation to the extent reasonably necessary to verify any information regarding the Services Fees or Reimbursable Costs with respect to any year within the twelve month period following the end of such year.  The costs of any such inspection or audit shall be borne by NBP LLC.

2.6           Employee Matters.  All Service Employees shall be employees of NBI, and not NBP LLC provided that NBI may direct a Service Employee to report to officers or employees of NBP LLC as the parties may from time to time agree.  NBI shall recruit, select, employ, promote, terminate, supervise, direct, train and assign the duties of all Service Employees, and may change or replace any such Service Employee at any time in each case in NBI’s sole discretion.  To the extent practicable, NBI shall notify NBP LLC before terminating any Service Employee, but all such termination decisions shall be made by NBI in its sole discretion.

2.7           No Partnership.  Nothing contained in this Agreement or in the relationship between NBI and NBP LLC constitutes, or may be construed to be or to create, a partnership or joint venture between NBI and NBP LLC.

2.8           LLC Manager.  Nothing contained in this Agreement shall alter NBI’s rights and obligations as Manager of NBP LLC, as set forth in the LLC Agreement and applicable law.

3.                                       Management Services Fee and Payment.

3.1           Services Fee.  During the term of this Agreement, NBP LLC shall pay NBI a monthly fee (the “Services Fee”) for performance of the Management Services equal to the Aggregate Employee Costs for such month.

3.2           Reimbursable Costs.  During the term of this Agreement, NBP LLC shall pay NBI the amount of the Reimbursable Costs on a monthly basis.

3.3           Billing and Payments.  On the Effective Date, NBP LLC shall pay NBI the estimated Services Fee for the remaining portion of the then current month and for the following month, as set forth on Exhibit B.  Each month after the Effective Date, NBI will invoice NBP LLC for the estimated Services Fee for the following month and the Reimbursable Costs for the preceding month.  The invoice shall also include any adjustment in the amount owed by NBP LLC based on any difference between the prior estimated Services Fees and actual Services Fees that have been accounted for in the preceding month.  NBP LLC shall pay NBI the Services Fee and Reimbursable Costs set forth in the invoice in immediately available funds within [10] days following receipt of such invoice.

4.                                       Performance of Administrative Services.

4.1           Administrative Services.  From and after the Effective Date, NBP LLC agrees to provide reasonable office facilities, equipment, supplies and administrative and other support services to NBI as are reasonably required by NBI to perform the Management Services and at a level no less than NBP LLC has historically provided such services to support the work of its executive officers.

4.2           Payroll Accounting and Financial Reporting and Other Support Services.  From and after the Effective Date, NBP LLC agrees to provide payroll, accounting and financial reporting and other support services for NBI

(a)           Payroll.  NBP LLC shall perform all payroll functions for payment of NBP LLC and NBI employees.  NBP LLC shall be designated as the common paymaster for NBP LLC and NBI and shall be responsible for payroll tax withholding, remission and payroll tax reporting of compensation for NBP LLC and NBI employees.  NBP LLC and NBI shall take such action as may be reasonably necessary or appropriate in order to minimize liabilities related to payroll taxes in connection with the transfer of Service Employees from NBP LLC to NBI

(b)           Accounting and Financial Reporting.  NBP LLC shall provide accounting and financial reporting services as reasonably required by NBI, operations.

(c)           Other Support Services.  NBP LLC shall provide other reasonable supporting services for NBI including:  management, sales, marketing, advertisement production, distribution, information technology, human resources, and legal supporting services on the same or similar terms as such services are provided to NBP LLC.

4.3           Employee Benefits.  From and after the Effective Date, NBP LLC agrees that NBI employees shall be eligible to actively participate in the NBP LLC group employee benefit plans and, to the extent applicable, NBI shall be a participating employer in any NBP LLC group employee benefit plan.  NBI agrees that employees of NBP LLC and its subsidiaries may be eligible to receive awards under the NBI Equity Incentive Plan.

(a)           Service Recognition.  NBP LLC shall cause the NBP LLC group employee benefit plans with respect to which service is a relevant factor to credit Service Employees who are employed by NBP LLC immediately prior to a transfer of employment to NBI with service before the effective date of the transfer, except to the extent duplication of benefits would result.

(b)           NBI Equity Incentive Plan.  NBP LLC shall provide administrative supporting services with respect to operation, administration and required reporting for the NBI Equity Incentive Plan.  Section 3.3(c) of the LLC Agreement shall govern the terms and conditions relating to authorization and issuance of additional units of NBP LLC in connection with equity compensation awards under the NBI Equity Incentive Plan to employees and other service providers of NBI and NBP LLC.  The Board or a committee of the Board shall approve equity awards made under the plan.

(c)           401(k) Plan.  NBP LLC and NBI shall take all actions required or appropriate to provide that NBI shall adopt the National Beef Packing Company, LLC 401(k) Profit Sharing Plan, or its successor, so that NBI will become a participating employer or alternatively NBP LLC will adopt a plan with identical benefits to provide for participation by eligible NBI employees.

(d)           Health and Welfare Plans.  NBP LLC and NBI shall take all actions required or appropriate to provide that NBI shall adopt, as a participating employer, the health and welfare benefit plans and other fringe benefits sponsored by NBP LLC for its employees (the “Health and Welfare Plans”) to permit eligible NBI employees and their covered dependents to participate in the Health and Welfare Plans.  NBP LLC shall take appropriate action with respect to Service Employees transferred to NBI to (i) waive any pre-existing condition limitation on benefits for Service Employees enrolled in a NBP LLC Health and Welfare Plan, (ii) take into account and credit any out-of-pocket annual maximums and deductibles for the calendar year during which service is provided to both NBP LLC and NBI , (iii) take into account prior claim experience under the NBP LLC Health and Welfare Plans with respect to aggregate lifetime maximum benefits available to the Service Employee, and (iv) credit any health care reimbursement account accumulated for the calendar year in which service is provided to both NBP LLC and NBI  NBP LLC shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, the corresponding provisions of the NBP LLC Health and Welfare plans with respect to NBP LLC and NBI employees and their covered dependents.  NBP LLC and NBI agree that the transfer of Service Employees to NBI shall not constitute a COBRA qualifying event.

(e)           Vacation.  NBI shall assume and honor all unused vacation and other time-off earned or accrued by Service Employees for service with NBP LLC prior to the Effective Date (which shall be reimbursable as Employee Costs).

(f)            Other.  NBI and NBP LLC shall take all actions required or appropriate to ensure that the employee benefits provided to NBI employees are in the aggregate no less than the employee benefits available to continuing employees of NBP LLC.

5.                                       Limitation on Liability; Indemnification.

5.1           Exculpation of NBI.  Neither NBI nor its officers, directors, agents and employees shall be liable to NBP LLC for any claims, actions, losses, damages, liabilities, causes of action, fines, costs and expenses (including reasonable investigation costs and reasonable attorneys’, experts’ and consultants’ fees) (“Losses”) suffered or incurred by NBP LLC, directly or indirectly, in connection with the performance of the Management Services, except to the extent such Losses are caused by willful misconduct or gross negligence of NBI.  No party hereto shall be liable to the other party for, and the term Losses shall not include, any lost profits, lost sales, business interruption, decline in value, lost business opportunities, or consequential, incidental, punitive or exemplary damages; provided, however, that this waiver shall not limit a party’s right to indemnification for liabilities incurred by such party to a third party (other than the members of NBP LLC and their Affiliates) claiming such items as damages.

5.2           NBP LLC Indemnification of NBI.  NBP LLC shall indemnify, defend and hold harmless NBI and its Affiliates, directors, officers, members, managers, agents, and employees (the “NBI Indemnified Parties”) from and against all Losses arising from the claims of any third party to the extent such claims arise directly or indirectly out of NBI’s performance of the Management Services, including any Losses arising out of or otherwise related to NBI’s employment of the Service Employees and the furnishing of such Service Employees to NBP LLC; provided, however, NBP LLC shall not be responsible for indemnifying or defending any of the NBI Indemnified Parties or otherwise be liable to any of the NBI Indemnified Parties with respect to any Losses arising from NBI’s willful misconduct or gross negligence.  This right to indemnification is non-exclusive, and does not limit any right an NBI Indemnified Party may have under the NBP LLC Limited Liability Company Agreement.

5.3           NBI Indemnification of NBP LLC.  NBI shall indemnify, defend and hold harmless NBP LLC, its members and employees and directors, officers and agents of the members (the “NBP LLC Indemnified Parties”) from and against all Losses resulting directly or indirectly from any act or omission by NBI that constitutes willful misconduct or gross negligence; provided, however, NBI shall not be responsible for indemnifying or defending any of the NBP LLC Indemnified Parties or otherwise be liable to any of the NBP LLC Indemnified Parties with respect to any Losses for which NBP LLC is obligated to indemnify NBI as provided in Section 5.2.

5.4           Special Indemnification Provisions.  The indemnification obligations of NBP LLC under Section 5.2 and NBI under Section 5.3 shall in each case be conditioned upon (a) prompt notice from the other party hereto after such Person learns of any claim or basis therefor which is covered by such indemnity (except to the extent that the failure to provide prompt notice does not prejudice the indemnifying party), (b) such party’s not taking any steps which would bar NBP LLC or NBI, as the case may be, from obtaining recovery under applicable insurance policies or would prejudice the defense of the claim in question and (c) such party’s taking of all reasonably necessary steps which if not taken would result in NBP LLC or NBI, as the case may be, being barred from obtaining recovery under applicable insurance policies or would prejudice the defense of the claim in question.

6.                                       Term; Termination; Default.

6.1           Term.  This Agreement shall become effective on the Effective Date and shall continue until terminated as provided in Section 6.2.

6.2           Termination.  This Agreement shall terminate, with no further action necessary by either NBP LLC or NBI, on the date that NBI ceases to be the Manager of NBP LLC pursuant to the terms of the LLC Agreement.

6.3           Surrender.  Upon the termination of this Agreement, NBP LLC and NBI shall deliver any property belonging to the other party hereto.

6.4           Payment of Expenses After Termination; Accrued Obligations.

(a)           Neither party hereto shall be relieved from any obligations or liabilities accruing prior to the effective date of termination, including in the case of NBP LLC, its obligation to make payment to NBI of all sums due NBI under this Agreement in respect of the performance of the Management Services prior to the date of termination.  After termination of this Agreement, NBI shall provide NBP LLC a final invoice showing any prorated amount of the Services Fee to be returned to NBI and the outstanding Reimbursable Costs due to NBI.  The balance owed to NBI or NBP LLC, as applicable, shall be paid by the other party within [15] days following receipt of the final invoice.

(b)           Upon termination of this Agreement, all employment agreements then in effect, including any employment agreements with former Service Employees pursuant to which NBI has ongoing obligations, shall be assigned by NBI to NBP LLC, effective as of termination, and NBP LLC shall assume all obligations under such agreements.

6.5           Survival.  The provisions set forth in Sections 5, 6.3, 6.4 and 7.1 shall survive the termination of this Agreement.

7.                                       Miscellaneous.

7.1           Governing Law.  This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Kansas without giving effect to principles of conflicts of law.

7.2           Notices.  All notices, demands or other communications to be given under or by reason of this Agreement shall be in writing and shall be deemed to have been received when delivered personally, or when transmitted by overnight delivery service, addressed as follows:

If to NBI:	12200 Ambassador Drive, 5th Floor
Kansas City, MO 64163
Attention: General Counsel
Fax: (816) 713-8889

If to NBP LLC:	12200 Ambassador Drive, 5th Floor
Kansas City, MO 64163
Attention: General Counsel
Fax: (816) 713-8889

Either party hereto may change its address for notices, demands and other communications under this Agreement by giving notice of such change to the other party hereto in accordance with this Section 7.2.

7.3           Benefit of Parties; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  This Agreement may not be assigned by either NBI or NBP LLC except with the prior written consent of the other party.  With the exception of the rights of the NBI Indemnified Parties under Section 5.2 and the rights of the NBP LLC Indemnified Parties under Section 4.3, nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

7.4           Amendment.  This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each of NBI and NBP LLC and approved as provided in Section 6.6 of the LLC Agreement.

7.5           Waiver.  No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

7.6           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.7           Entire Agreement.  This Agreement sets forth the entire understanding of parries hereto and supersedes all other agreements and understandings between the parties hereto relating to the subject matter hereof.

7.8           Counterparts and Facsimiles.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other.  The parties hereto may execute the signature pages hereof and exchange such signature pages by facsimile transmission.

7.9           Interpretation of Agreement.

(a)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

(b)           Unless otherwise specified, references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of and Exhibits to this Agreement.

(c)           The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(d)           Each party hereto and its counsel cooperated in drafting and preparation of this Agreement and the documents referred to in this Agreement.  Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

NBP LLC:

NATIONAL BEEF PACKING COMPANY, LLC

By:
Name:
Title:

NBI:

NATIONAL BEEF, INC.

By:
Name:
Title:

[Signature page of Management Services Agreement]

Exhibit A

Transferred Employees

Name	Job Title(s)

A-1

Exhibit B

Initial Services Fee Payment

Estimated Services Fee for 2009 (prorated for days):	$
Estimated Services Fee for 2009:

TOTAL:	$

B-1